OPTIMUM FUND TRUST

                                     CLASS B

                                DISTRIBUTION PLAN


     The following Distribution Plan (the "Plan") has been adopted pursuant to Rule l2b-1 under the Investment Company Act of 1940, as amended (the "Act"), by Optimum Fund Trust (the "Trust"), separately for each Series of the Trust identified on Schedule I as amended from time to time (the "Series") on behalf of the Class B shares of each such Series identified on Schedule I as amended from time to time (the "Class"), which Trust, Series and Classes may do business under these or such other names as the Board of Trustees of the Trust may designate from time to time. The Plan has been approved by a majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on such Plan. Such approval by the Trustees included a determination that in the exercise of reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit each such Series and shareholders of each such Class.

     The Trust is a statutory trust organized under the laws of the State of Delaware, is authorized to issue different series and classes of securities, and is an open-end management investment company registered under the Act. Delaware Distributors, L.P. (the "Distributor") is the principal underwriter and national distributor for the Series' shares, including shares of the Class, pursuant to the Distribution Agreement between the Distributor and the Trust on behalf of each Series (the "Distribution Agreement").

     The Plan provides that:

     l. (a) In consideration for the services provided and the expenses incurred by the Distributor pursuant to the Distribution Agreement, all with respect to Class B shares, the Trust shall pay to the Distributor, out of the assets of Class B, a monthly fee not to exceed the fee rate set forth on
Schedule I for such Class as may be determined by the Trust's Board of Trustees or agreed by the Distributor from time to time.

          (b) In addition to the amounts described in (a) above, the Trust shall pay (i) to the Distributor for payment to dealers or others, or (ii) directly to others, an amount not to exceed the service fee rate set forth on Schedule I for such Class, as a service fee pursuant to dealer or servicing agreements.

     2. (a) The Distributor shall use the monies paid to it pursuant to paragraph l (a) above to assist in the distribution and promotion of Class B shares. Payments made to the Distributor under the Plan may be used for, among other things, preparation and distribution of advertisements, sales literature and prospectuses and reports used for sales purposes, as well as compensation related to sales and marketing personnel, payments to dealers and others, and holding special promotions. In addition, such fees may be used to pay for advancing the commission costs to dealers with respect to the sale of Class B shares.

          (b) The monies to be paid pursuant to paragraph 1(b) above shall be used to pay dealers or others for, among other things, furnishing personal services and maintaining shareholder accounts, which services include confirming that customers have received the Prospectus and Statement of Additional Information, if applicable; assisting such customers in maintaining proper records with the Trust; answering questions relating to their respective accounts; and aiding in maintaining the investment of their respective customers in Class B.

     3. The Distributor shall report to the Trust at least monthly on the amount and the use of the monies paid to it under paragraph 1(a) above. In addition, the Distributor and others shall inform the Trust quarterly and in writing of the amounts paid under paragraph 1(b) above; both the Distributor and any others receiving fees under the Plan shall furnish the Board of Trustees of the Trust with such other information as the Board may reasonably request in connection with the payments made under the Plan with respect to Class B and the use thereof by the Distributor and others in order to enable the Board to make an informed determination of the amount of the Trust's payments and whether the Plan should be continued with respect to Class B.

     4. The officers of the Trust shall furnish to the Board of Trustees of the Trust, and the Trustees shall review, on a quarterly basis, a written report of the amounts expended under the Plan with respect to Class B and the purposes for which such expenditures were made.

     5. This Plan shall take effect with respect to Class B of a particular Series as of the effective date set forth on Schedule I (the "Commencement Date"); thereafter, this Plan shall continue in effect with respect to Class B of a particular Series for a period of more than one year from the Commencement Date only so long as such continuance is specifically approved at least annually by a vote of a majority of the Board of Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such Plan.

     6. (a) The Plan may be terminated as to Class B of any particular Series at any time, without the payment of any penalty, by a vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of Class B of that Series.

          (b) This Plan may be amended at any time by the Board of Trustees, provided that (i) any amendment to increase materially the amount to be spent for distribution pursuant to paragraph l hereof as to Class B of any particular Series shall be effective only upon approval by a vote of a majority of the outstanding voting securities of Class B of that Series; and (ii) any material

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

amendment of this Plan shall be effective only upon approval by a vote of a majority of the Board of Trustees of the Trust, including a majority of the non-interested Trustees, cast in person at a meeting called for the purpose of voting on such Plan.

     7. So long as this Plan is in effect, the selection and nomination of the Trust's Independent Trustees shall be committed to the discretion of such Independent Trustees.

     8. Consistent with the limitation of shareholder liability as set forth in the Trust's Declaration of Trust, any obligation assumed by Class B of a Series pursuant to this Plan and any agreement related to this Plan shall be limited in all cases to Class B of that Series and its assets and shall not constitute an obligation of any shareholder of the Trust or of any other class of the Series, series of the Trust or class of such series.

     9. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

     10. As used in this Plan, the terms "interested person" and "majority of the outstanding voting securities" shall be deemed to have the same meaning that those terms have under the Act and the rules and regulations under the Act, subject to any exemption that may be granted to the Trust under the Act by the Securities and Exchange Commission.

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


                                                 SCHEDULE I
                                                     to
                                                  CLASS B
                                             DISTRIBUTION PLAN


                            Distribution Fee (expressed as     Service Fee
                            an annual rate of the average      (expressed as an          Commencement Date
Name of Fund                daily net assets of the Series     annual rate of the
                            attributable to Class B shares)    average daily net
                                                               assets of the Series
                                                               attributable to Class
                                                               B shares)
Large Cap Growth Fund                    0.75%                       0.25%                July 17, 2003

Large Cap Value Fund                     0.75%                       0.25%                July 17, 2003

Small Cap Growth Fund                    0.75%                       0.25%                July 17, 2003

Small Cap Value Fund                     0.75%                       0.25%                July 17, 2003

International Fund                       0.75%                       0.25%                July 17, 2003

Fixed Income Fund                        0.75%                       0.25%                July 17, 2003

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